EXHIBIT 99.1
SPECTRALINK ACQUIRES KIRK TELECOM
Leading North American and European Wireless Telephone Providers Join Forces
BOULDER, Colo., Jan. 3, 2006 – SpectraLink Corp. (Nasdaq: SLNK), the North American leader in workplace wireless telephony, has acquired KIRK telecom (KIRK), a leading global provider of on-site, wireless communications solutions, based in Denmark.
The deal, which was announced Dec. 12, 2005, is valued at an adjusted price of DKr 389 million (approximately $62.0 million). This acquisition significantly increases SpectraLink’s international reach by augmenting its distribution channels and geographical market penetration, further extending its leadership in workplace wireless telephony. The combination of the two companies expands SpectraLink’s product range to include a complete product portfolio that incorporates all major enterprise wireless voice technologies (Wi-Fi, DECT and proprietary systems).
“I am delighted to combine forces with KIRK telecom,” said John Elms, president and CEO of SpectraLink. “This acquisition allows us to leverage our shared expertise and offer customers worldwide the power of choice when deploying enterprise-class wireless voice.”
“This acquisition is good for both companies and for the industry as a whole,” said Ole Lysgaard Madsen, president and managing director of KIRK telecom. “We all look forward to the success of our combined companies.” Lysgaard Madsen will also serve as executive vice president of international for SpectraLink.
About SpectraLink
SpectraLink, the North American leader in workplace wireless telephony, delivers the power of mobile voice and messaging applications to businesses worldwide. Seamlessly integrating with VoIP and traditional telephony platforms, SpectraLink’s scalable technology provides instant access to people and business-critical information. SpectraLink handsets free on-premises employees to be more accessible, productive and responsive. For more information, visit www.spectralink.com or call 1-800-676-5465.
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This release may contain forward-looking statements that are subject to many risks and uncertainties, including difficulties in integrating the operations, technologies, products, and personnel of SpectraLink and KIRK; benefits of the transaction; expectations that the acquisition will be accretive to SpectraLink’s results; the unpredictable growth in international sales; new mergers or acquisitions may not result in increased future sales of SpectraLink’s products and services; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises Wireless Telephone Systems; and inherent risks involved in integrating acquisitions. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004, and subsequent Form 10-Q filings.